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                           RAVENS METAL PRODUCTS, INC.
                             FORM 8-K CURRENT REPORT
                                 MARCH 31, 1997

                                   EXHIBIT 20

                             NOTICE TO SHAREHOLDERS


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             NOTICE TO SHAREHOLDERS OF RAVENS METAL PRODUCTS, INC.
           OF CERTAIN TRANSACTIONS NOT REQUIRING SHAREHOLDER APPROVAL

                                 MARCH 31, 1997

On March 31, 1997, Ravens Metal Products, Inc. (the "Company") completed its holding company reorganization and the acquisition of two complementary businesses.

HOLDING COMPANY REORGANIZATION

The Company has completed a reorganization of its legal structure pursuant to
Section 251(g) of the Delaware General Corporation Law. The effective date was March 31, 1997.

Shareholder approval of the reorganization is not required and is not being sought. Shareholders of the Company are not entitled to dissenters' rights under
Section 262 of the Delaware General Corporation Law.

The principal purpose of the reorganization is to improve internal operating flexibility. The business conducted by the Company will not be changed as a result of the reorganization; its assets and liabilities will remain substantially unchanged.

Pursuant to the plan of reorganization, a new parent holding company has been created, with the Company (the existing publicly held company) as its wholly owned subsidiary. The name of the new parent holding company is RVM Industries, Inc., also a Delaware corporation ("RVM").

Each holder of the Company's common stock will become the holder of an equal number of shares of RVM common stock (evidencing the same proportional interest) pursuant to an exchange of certificates, and the rights of holders of RVM common stock will be substantially the same rights that they had as holders of the Company's common stock. RVM common stock will be issued solely as part of the reorganization of the Company into a holding company structure. The Board of Directors of the Company will not change as a result of the reorganization, the Board of Directors of RVM will be identical to the Board of Directors of the Company, and the management of RVM and the Company will be substantially identical, except that, while Lowell Morgan will continue as President of the Company, Richard D. Pollock will serve as President of RVM.

RVM is registering its common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, and, as a public company, RVM will have the same rights and responsibilities that the Company had as a public company. However, as a result of the reorganization, the Company will no longer be a public company. The reorganization will be tax-free to shareholders of the Company. The name of the Company following the reorganization is Ravens, Inc.

YOU ARE HEREBY REQUESTED TO SURRENDER ANY CERTIFICATES THAT YOU MAY HAVE REPRESENTING SHARES OF THE COMMON STOCK OF RAVENS METAL PRODUCTS, INC. IN EXCHANGE FOR CERTIFICATES REPRESENTING AN EQUAL NUMBER OF SHARES OF THE COMMON STOCK OF RVM INDUSTRIES, INC., USING THE ENCLOSED TRANSMITTAL FORM.







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ACQUISITIONS

RVM Industries, Inc., the holding company parent of the Company as a result of the reorganization described above, has acquired all the issued and outstanding capital stock of Albex Aluminum, Inc. ("Albex") and Signs and Blanks, Inc. ("SABI"), each an Ohio corporation. Albex and SABI had been wholly owned by Jacob Pollock, the largest shareholder (holding 87.16% of the outstanding capital stock) and an officer and director of the Company. Mr. Pollock also will serve as an officer and director of RVM and will hold 87.16% of its outstanding capital stock.

The purchase price of the Albex shares will be that dollar amount equal to seven times the average earnings of Albex before interest and taxes (plus depreciation and amortization and less capital expenditures) for the fiscal years ending March 31, 1999 and March 31, 2000, less all interest bearing debt, all determined in accordance with generally accepted accounting principles (the "Albex Purchase Price").

The purchase price of the SABI shares will be that dollar amount equal to seven times the average earnings of SABI before interest and taxes (plus depreciation and amortization and less capital expenditures) for the fiscal years ending March 31, 1999 and March 31, 2000, less all interest bearing debt, all determined in accordance with generally accepted accounting principles (the "SABI Purchase Price").

Accordingly, neither the Albex Purchase Price nor the SABI Purchase Price can be determined until the respective earnings of Albex and SABI, for the fiscal year ending March 31, 2000, are known.

The Albex Purchase Price and the SABI Purchase Price each will be paid over a five-year term, with interest thereon, at the rate of eight percent (8%) per annum, accruing from and after July 1, 2000. In each case a payment of principal only will be due on July 1, 2000, and a payment of principal and interest will be due on August 1, 2000 and on the first day of each month thereafter, until both the Albex Purchase Price (and all interest thereon) and the SABI Purchase Price (and all interest thereon) have been paid in full.

Albex is the obligor on a note payable to Jacob Pollock in the principal amount of $2,900,000 (the "Albex Note"), and SABI is the obligor on a note payable to
J. Pollock & Co. in the principal amount of $1,131,000 (the "SABI Note"). Albex will repay the Albex Note, and SABI will repay the SABI Note over a five-year term, with interest thereon, at the rate of seven percent (7%) per annum, accruing from and after April 1, 1997. A payment of interest only on the Albex Note and on the SABI Note will be due on May 1, 1997 and on the first day of each month thereafter through December 1, 1997; a payment of principal in the amount of $48,333.33 and interest on the Albex Note and in the amount of $18,850 and interest on the SABI Note will be due on January 1, 1998 and on the first day of each month thereafter, until the principal amount (and all interest thereon) of each Note has been paid in full; provided, however, that no payment of principal on either Note will be due during the period that RVM is making payments with respect to the Albex Purchase Price or the SABI Purchase Price. However, interest will continue to accrue and be paid during any period in which no principal payments are being made with respect to the Notes.

Payments with respect to the Albex Purchase Price, the SABI Purchase Price, the Albex Note and the SABI Note will be subordinated to the repayment of certain bank loans. A notice describing these acquisitions is being given or sent to all Company shareholders of record today, March 31, 1997.





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RAVENS [logo]









March 31,  1997



Dear Shareholder of Ravens Metal
         Products, Inc.:

Pursuant to the holding company reorganization described in the accompanying Notice, please return your stock certificates representing shares of the common stock of Ravens Metal Products, Inc. (the "Company") to the Company in the enclosed postage paid envelope. Each certificate will be exchanged for a certificate representing an equal number of shares of the common stock of RVM Industries, Inc., the successor to the Company as a result of the holding company reorganization that was effective on March 31, 1997. This is not an offer to purchase your stock, and the Company is not purchasing stock. If the certificates do not fit in the envelope or the envelope is not available, please mail the certificates to:

                                    Ravens Metal Products, Inc.
                                    P. O. Box 10002
                                    861 E. Tallmadge Avenue
                                    Akron, Ohio  44310-0002

The Company will mail the new certificates to you at the address to which the enclosed information was mailed. If you have a new address, please provide it in the following space:

New Address:      -------------------------------------------------------------

                  -------------------------------------------------------------

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Please call Kim Reichel at (330) 630-4528 if you are unable to find your certificate(s), or if you have any questions. Thank you for your cooperation.


Very truly yours,

RAVENS METAL PRODUCTS, INC.



RAVENS METAL PRODUCTS, INC.     P.O. BOX 10002o AKRON, OH 44310-0002o
PHONE:(330)630-4528o FAX:(330)630-4535